UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2024

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	333-261849	65-0181535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Old Country Road, Suite 306 Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 806-4201

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

Item 3.02	Sale of Unregistered Equity Securities

On September 17, 2024 (the “Execution Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into a subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which we agreed to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $2,000,000. In connection with Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction is subject to certain will take place at such times and on such dates as mutually agreed upon between the parties, provided the purchase price will be paid no later than November 11, 2024.

Each share of Preferred Stock shall have a stated value of $1,000 per share and shall be convertible into shares of the Company’s common stock at a conversion price of $0.07 per share, subject to adjustment (the “Conversion Price”). The Preferred Stock shall only be entitled to receive dividends on an as converted basis to the extend dividends are paid on shares of common stock, shall have no voting rights, subject to certain exceptions and shall have a liquidation preference only subordinated to the rights of the securities to be issued to the senior creditor upon a Qualified Subsequent Financing (as defined therein). The Warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $0.075. The Investor may exercise the Warrants on a cashless basis at any time after issuance. In the event the Investor exercises the Warrants on a cashless basis, then the Company will not receive any proceeds.

The Conversion Price of the Preferred Stock and the Exercise Price of the Warrants are subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company for a period of one year from the time the securities are registered, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

The Investor has contractually agreed to restrict their ability to exercise the Warrants and convert the Preferred Stock such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

Subject to any limitations set forth in any registration rights granted to the Company’s senior secured creditors, including any registration rights granted to such creditors upon conversion of their indebtedness into a different class of preferred stock after the Execution Date, the securities to be sold to the Investor shall have piggyback registration rights, subject to certain exceptions.

Upon closing of the transactions contemplated by the Agreement, all indebtedness of the Company held by affiliates of Arena Investors, LP (the “Senior Creditor”) shall automatically convert into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Senior Creditor, provided the conversion price shall be $0.625 and the class shall be senior in preference to the Preferred Stock. In addition, upon closing, all indebtedness of the Company held by KORR Acquisition Group, Inc. shall automatically convert into the Preferred Stock sold to the Investor.

The securities to be issued and sold in this transaction will not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investor is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. Readers should review such agreements for a complete understanding of the terms and conditions associated with these transactions.

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Exhibit No.	Description
10.1	Subscription Agreement, dated September 17, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

By:	/s/ Cliff Saffron
Cliff Saffron
Interim Chief Executive Officer and General Counsel

Dated: September 23, 2024

2